                                           Exhibit 99.1

Marathon Oil Corporation Reports Third Quarter 2010 Results

HOUSTON, Nov. 2, 2010 – Marathon Oil Corporation (NYSE:MRO) today reported third quarter 2010 net income of $696 million, or $0.98 per diluted share. Net income in the third quarter of 2009 was $413 million, or $0.58 per diluted share. For the third quarter of 2010, net income adjusted for special items was $711 million, or $1.00 per diluted share, compared to net income adjusted for special items of $436 million, or $0.61 per diluted share, for the third quarter of 2009.

	Three Months Ended
	September 30,
(In millions, except per diluted share data)	2010	2009
Net income adjusted for special items	$711	$436
Adjustments for special items (net of taxes):
Loss on disposition	-	(16)
Impairments	(15)	-
Loss on early extinguishment of debt	-	-
Loss on U.K. natural gas contracts	-	(7)
Net income	$696	$413
Net income adjusted for special items (a) – per diluted share	$1.00	$0.61
Net income – per diluted share	$0.98	$0.58
Revenues and other income	$18,575	$14,477
Weighted average shares – diluted	712	711

 Net income adjusted for special items is a non-GAAP financial measure and should not be considered a substitute for net income as determined in accordance with accounting principles generally accepted in the United States.  See below for further discussion of net income adjusted for special items.

“Marathon had another strong quarter, with a continued focus on operational and financial performance across our business segments,” said Clarence P. Cazalot Jr., Marathon’s president and chief executive officer. “Production available for sale from Exploration and Production (E&P) increased 8 percent over the second quarter of 2010 and 3 percent over third quarter of 2009. These results reflect strong reliability at our major operations in Norway and Equatorial Guinea. Other segments also performed well, with operations at the Jackpine Mine in Canada starting to ramp-up during the quarter, our Garyville refinery continuing to perform at or above expectations, and the continuing strong same store sales growth at our Speedway SuperAmerica retail operations.

“Given the overall strength of our Upstream portfolio, and in spite of the more rapid than expected production decline at Droshky, we remain confident in our ability to deliver our previously stated goal of 4 percent compound annual growth rate for Upstream production for the period 2008 – 2011,” Cazalot said. “In addition, we’re now forecasting 5 percent growth in Upstream production from 2011 to 2012. The majority of our expected 2011 and 2012 growth is driven by the advancement of existing oil projects, including the Bakken Shale play in North Dakota, Canadian oil sands mining and our first deepwater Angola development. In addition, we are expanding our opportunity set for growth beyond 2012 with expansions and entries into

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both resource and exploration plays. We’ve continued to grow our position in the Bakken and the liquids rich portion of the Anadarko Woodford, recently entered the Niobrara area in southeast Wyoming and northern Colorado, made a major entry into the Iraqi Kurdistan Region, and expanded our large acreage position in the developing shale gas play in Poland. These and other investments have positioned Marathon for continued profitable growth.”

Segment Results
Total segment income was $854 million in the third quarter of 2010, compared to $687 million in the third quarter of 2009.

	Three Months Ended
	September 30,
(In millions)	2010	2009
Segment Income
Exploration and Production
United States	$99	$32
International	411	459
Total E&P	510	491
Oil Sands Mining	18	25
Integrated Gas	41	13
Refining, Marketing and Transportation	285	158
Segment Income(a)	$854	$687
(a) See Preliminary Supplemental Statistics below for a reconciliation of segment income to net income as reported under generally accepted accounting principles.

Exploration and Production
The E&P segment income totaled $510 million in the third quarter of 2010, compared to $491 million in the year-ago quarter. The increase was primarily a result of higher liquid hydrocarbon and natural gas price realizations, and higher sales volumes. Included in segment income for the third quarter of 2010 were net pre-tax gains of $13 million related to derivative instruments.

E&P sales volumes from continuing operations during the third quarter averaged 399,000 barrels of oil equivalent per day (boepd), compared to 366,000 boepd for the same period last year. E&P production available for sale in the third quarter of 2010 averaged 405,000 boepd, at the upper end of previous guidance, compared to 393,000 boepd in the same period last year. The increase from the prior year was primarily the result of the Gulf of Mexico Droshky development coming on production in July 2010 and strong reliability from Marathon’s production facilities in Equatorial Guinea and in Norway. The difference between production volumes available for sale and recorded sales volumes was due to the timing of international liftings.

For the first nine months of 2010, both sales volumes from continuing operations and production available for sale averaged 382,000 boepd, compared to 396,000 boepd and 405,000 boepd respectively in the same period last year. Production decreases for the first nine months of 2010 were primarily a result of the sale of a portion of our Permian Basin assets in the second quarter of 2009, maintenance downtime in Equatorial Guinea and the U.K. in the first half of 2010, and normal production declines.

Marathon estimates E&P fourth quarter production available for sale will be between 410,000 and 425,000 boepd, excluding the effect of any future acquisitions or dispositions. The Company expects its E&P full year

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2010 production available for sale will be approximately 390,000 boepd, at the low end of its previous guidance.

United States E&P reported income of $99 million for the third quarter of 2010, compared to $32 million in the third quarter of 2009. The increase was primarily related to an increase in sales volumes as well as liquid hydrocarbon and natural gas realizations. Depreciation, depletion and amortization (DD&A) expense increased approximately $72 million primarily as a result of Droshky production.

International E&P income was $411 million in the third quarter of 2010, compared to $459 million in the third quarter of 2009. This decrease in income was primarily related to increased income taxes, offset by an increase in  liquid hydrocarbon realizations and sales volumes . During the third quarter of 2009, the Company began to credit certain foreign taxes that were previously deducted resulting in a lower effective tax rate.

Exploration expenses were $59 million for the third quarter of 2010, compared to $55 million for the year prior.

	Three Months Ended
	September 30,
	2010	2009
Key E&P Production Statistics
Net Sales
United States – Liquids (mbpd)	80	63
United States – Natural Gas (mmcfpd)	363	339
International – Liquids (mbpd)	169	159
International – Natural Gas (mmcfpd)	541	528
Worldwide Net Sales from Continuing Operations (mboepd)	399	366
Worldwide Net Sales from Discontinued Operations (mboepd)	-	10
Worldwide Net Sales (mboepd)	399	376

The Company has acquired more than 120,000 net acres within the Niobrara play, a potentially new unconventional oil play in the DJ Basin of southeast Wyoming and northern Colorado and expects to commence drilling  there in 2011. Marathon has also increased its acreage holdings in the liquids rich portion of the Woodford Shale in the Anadarko Basin of Oklahoma to approximately 75,000 net acres. Existing production operations in this region will facilitate expanded drilling with initial wells currently in progress.

In the North Dakota Bakken Shale play, the Company added a sixth operated rig during the third quarter, having begun the year with four rigs. Current net production amounts to approximately 14,000 boepd. For the first nine months of 2010, Bakken production averaged 12,000 boepd compared to 9,000 boepd for the same period last year. Marathon has also achieved a net increase in its acreage in North Dakota over the past 12 months, from 336,000 to 385,000 acres, including actions to high-grade the overall acreage position.

Early in the third quarter, Marathon’s deepwater Gulf of Mexico Droshky development [Green Canyon Block 244, 100 percent working interest (WI) and operator] began production and reached a peak of 45,000 net boepd. Three of the four wells are currently producing, with production from the fourth well delayed due to an equipment issue. Marathon plans to re-enter the fourth well in the first quarter of 2011 to make the necessary

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repairs. Production declines have been steeper than anticipated due to reservoir compartmentalization and lack of aquifer support.

The Alvheim floating, production, storage and offloading (FPSO) vessel in Norway achieved strong operational performance and reliability, with production available for sale averaging 81,000 net boepd for the first nine months of 2010, compared to 72,000 net boepd for the same period last year. Marathon has 65 percent operated interests in Alvheim and Volund and a 47 percent outside-operated interest in Vilje.

In October, Marathon announced it had acquired a position in four exploration blocks in the Iraqi Kurdistan Region for a total entry cost of $156 million plus a pro rata share of historic costs estimated to be $20 million. The transaction provides Marathon with access to a total of approximately 295,000 net acres. The Company holds an 80 percent ownership in two open blocks northeast of Erbil, Harir and Safen, and the Kurdistan Regional Government holds a fully carried 20 percent interest. Additionally, Marathon has been assigned working interests in two blocks north-northwest of Erbil, Atrush (20 percent WI) and Sarsang (25 percent WI). Marathon has committed to a seismic program and to drilling one well on each of the two open blocks during the initial three-year exploration period. The Atrush and Sarsang blocks each have a well currently drilling.

Marathon added an eleventh onshore exploration license with shale gas potential in Poland in September, increasing its total acreage position to approximately 2.3 million net acres. The Company is currently conducting geologic studies to be followed by the acquisition of seismic in 2011, with plans to initiate drilling by the fourth quarter of 2011. Marathon has a 100 percent interest and is operator of all 11 blocks.

In Libya, Phase II of the Faregh project began commissioning during the third quarter and first production is anticipated later in November. Marathon has continued its successful exploration program in Libya with six discoveries during 2010.

In Indonesia, Marathon began its deepwater exploration drilling program in the Pasangkayu block (70 percent WI and operator) in August, and is currently targeting the Bravo and Romeo prospects. The Bravo exploration well is expected to reach total depth in the fourth quarter while the Romeo prospect is expcted to be reached during the first half of 2011.

Oil Sands Mining
The Oils Sands Mining (OSM) segment reported income of $18 million for the third quarter of 2010, compared to $25 million in the third quarter of 2009. The decrease was primarily the result of unrealized losses associated with crude oil derivative instruments, which amounted to a net pre-tax loss of $8 million in the third quarter of 2010 resulting from a $15 million realized gain and a $23 million unrealized loss. The impact of derivatives on the 2009 period was not significant.

Marathon’s third quarter 2010 net synthetic crude production (upgraded bitumen excluding blendstocks) from the Athabasca Oil Sands Project (AOSP) mining operation was flat year over year at 27,000 barrels per day (bpd), but above previous guidance for the quarter.

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For the first nine months of 2010, net synthetic crude production averaged 21,000 bpd, compared to 27,000 bpd for the same period last year. The decrease was largely due to AOSP turnaround activities that began March 22, 2010 and halted production until a staged resumption of operations in May.

Marathon expects fourth quarter net synthetic crude production will be between 28,000 and 34,000 bpd, with anticipated full-year net synthetic crude production estimater to be 23,000 bpd.

	Three Months Ended
	September 30,
	2010	2009
Key Oil Sands Mining Statistics
Net Synthetic Crude Oil Sales (mbpd)(a)	31	33
Synthetic Crude Oil Average Realization (per bbl)(b)	$67.83	$62.08
(a)  Includes blendstocks.
(b)  Excludes gains and losses on derivative instruments.

In the third quarter of 2010, the AOSP Expansion 1 project began a phased start-up of the Jackpine Mine operations, which will add capacity of 100,000 gross boepd to the existing Muskeg River Mine capacity of 155,000 boepd. The expanded upgrader operations are on schedule for a phased start-up beginning in late 2010 and extending into early 2011. Marathon holds a 20 percent working interest in the AOSP.

The AOSP operator announced that it has identified up to 85,000 gross boepd of debottlenecking potential at the existing and soon-to-be expanded AOSP assets that could be implemented in the future.

Integrated Gas
Integrated Gas segment income was $41 million in the third quarter of 2010, compared to $13 million in the third quarter of 2009. The increase was primarily the result of higher price realizations and higher liquefied natural gas (LNG) sales volumes.

	Three Months Ended
	September 30,
	2010	2009

Key Integrated Gas Statistics
Net Sales (metric tonnes per day)
LNG	7,142	6,372
Methanol	1,069	1,145

Refining, Marketing and Transportation
The Refining, Marketing and Transportation (RM&T) segment reported income of $285 million in the third quarter of 2010, compared to income of $158 million in the third quarter of 2009. The refining and wholesale marketing gross margin per gallon was 9.21 cents in the third quarter of 2010 compared to 7.62 cents in the third quarter of 2009.

Primary factors contributing to the increased segment income include a wider sweet/sour crude differential and increased sales volumes resulting primarily from the Garyville refinery expansion.

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As shown in the chart below, total refinery throughputs increased over the third quarter of 2009, primarily as a result of the Garyville refinery expansion.

	Three Months Ended
	September 30,
	2010	2009

Key Refining, Marketing & Transportation Statistics
Crude Oil Refined (mbpd)	1,263	1,019
Other Charge and Blend Stocks (mbpd)	182	171
Total Refinery Inputs (mbpd)	1,445	1,190
Refined Products Sales Volumes (mbpd)	1,681	1,400
Refining and Wholesale Marketing Gross Margin ($/gallon)	$0.0921	$0.0762

Speedway SuperAmerica LLC (SSA) gasoline and distillate gross margin per gallon averaged 15.49 cents in the third quarter of 2010, compared to 13.99 cents in the third quarter of 2009. SSA third quarter 2010 same store gasoline sales volumes increased 6 percent, while same store merchandise sales increased by 3 percent for the same period.

As of September 30, the Detroit Heavy Oil Upgrading Project was approximately 47 percent complete and is on budget and on schedule for an expected completion in the second half of 2012.

In October, Marathon entered into definitive agreements to sell most of the Company’s Minnesota downstream assets. The total sales value is approximately $900 million, including an estimated $300 million for inventories associated with the assets and preferred stock with a stated value of $80 million. The sale is anticipated to close by year-end 2010.

In July, Marathon also entered into an agreement to supply fuel to more than 600 Pantry locations in the southeastern United States, with a joint branding relationship at approximately 285 of the sites.

Corporate and Special Items
In the third quarter of 2010, the Integrated Gas segment’s equity method investment in an entity engaged in gas-to-fuels related technology was fully impaired.  This impairment is reported as a special item.

The Company will conduct a conference call and webcast today, Nov. 2, at 2:00 p.m. EDT, during which it will discuss third quarter results and include forward-looking information. The webcast will include synchronized slides. To listen to the webcast of the conference call and view the slides, visit the Marathon website at http://www.marathon.com. Replays of the webcast will be available through Nov. 16, 2010. Quarterly financial and operational information is also provided on Marathon’s website at http://ir.marathon.com in the Quarterly Investor Packet.

# # #

In addition to net income determined in accordance with generally accepted accounting principles, Marathon has provided supplementally “net income adjusted for special items,” a non-GAAP financial measure which facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties.  Such forecasts generally exclude the effects of items that are considered non-recurring, are difficult to predict or to

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measure in advance or that are not directly related to Marathon's ongoing operations. A reconciliation between GAAP net income and “net income adjusted for special items” is provided in a table on page 1 of this release.  “Net income adjusted for special items” should not be considered a substitute for net income as reported in accordance with GAAP.  Management, as well as certain investors, uses “net income adjusted for special items” to evaluate Marathon's financial performance between periods.  Management also uses “net income adjusted for special items” to compare Marathon's performance to certain competitors.

This release contains forward-looking statements with respect to the timing and levels of the Company’s worldwide liquid hydrocarbon and natural gas production, synthetic crude production, the Droshky development (Green Canyon Block 244), drilling plans in the Niobrara play in the DJ Basin, anticipated future exploratory and development drilling activity, Phase II of the Faregh project in Libya, the possibility of a significant new resource base in the Iraqi Kurdistan region, licensing and geologic studies in Poland, the Pasangkayu block in Indonesia, the AOSP expansion, the Detroit Heavy Oil Upgrading Project and the potential sale of the Minnesota downstream assets. Factors that could potentially affect the timing and levels of the Company’s worldwide liquid hydrocarbon and natural gas production, synthetic crude production, the Droshky development(Green Canyon Block 244), drilling plans in the Niobrara play in the DJ Basin, anticipated future exploratory and development drilling activity, Phase II of the Faregh project in Libya, the possibility of a significant new resource base in the Iraqi Kurdistan region, licensing and geologic studies in Poland, and the Pasangkayu block in Indonesia include pricing, supply and demand for crude oil, natural gas and petroleum products, the amount of capital available for exploration and development, regulatory constraints, timing of commencing production from new wells, drilling rig availability, unforeseen hazards such as weather conditions, acts of war or terrorist acts and the governmental or military response thereto, and other geological, operating and economic considerations. Factors that could affect the AOSP expansion and the Detroit Heavy Oil Upgrading Project include transportation logistics, availability of materials and labor, unforeseen hazards such as weather conditions, delays in obtaining or conditions imposed by necessary government and third-party approvals, and other risks customarily associated with construction projects. Some factors that could potentially affect the sale of the Minnesota downstream assets are buyer financing and customary closing conditions, including government and regulatory approvals. The foregoing factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements. In accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2009, and subsequent Forms 10-Q and 8-K, cautionary language identifying other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Media Relations Contacts:
Lee Warren: 713-296-4103
John Porretto: 713-296-4102

Investor Relations Contacts:
Howard Thill: 713-296-4140
Chris Phillips: 713-296-3213

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Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except per share data)	2010	2009	2010	2009
Revenues and other income:
Sales and other operating revenues
(including consumer excise taxes)	$18,407	$14,335	$52,673	$37,509
Sales to related parties	36	27	88	68
Income from equity method investments	95	75	301	184
Net gain on disposal of assets	5	5	830	200
Other income	32	35	77	112
Total revenues and other income	18,575	14,477	53,969	38,073
Costs and expenses:
Cost of revenues (excludes items below)	14,291	10,963	41,464	28,080
Purchases from related parties	180	133	454	338
Consumer excise taxes	1,351	1,258	3,871	3,658
Depreciation, depletion and amortization	765	627	2,072	1,970
Long-live asset impairments	-	3	467	18
Selling, general and administrative expenses	324	323	958	935
Other taxes	99	98	324	296
Exploration expenses	59	55	282	181
Total costs and expenses	17,069	13,460	49,892	35,476
Income from operations	1,506	1,017	4,077	2,597
Net interest and other financing costs	(27)	(35)	(75)	(63)
Loss on early extinguishment of debt	-	-	(92)	-
Income from continuing operations before income taxes	1,479	982	3,910	2,534
Provision for income taxes	783	590	2,048	1,549
Income from continuing operations	696	392	1,862	985
Discontinued operations	-	21	-	123
Net income	$696	$413	$1,862	$1,108
Per Share Data
Basic:
Income from continuing operations	$0.98	$0.55	$2.63	$1.39
Discontinued operations	-	$0.03	-	$0.17
Net income	$0.98	$0.58	2.63	$1.56
Diluted:
Income from continuing operations	$0.98	$0.55	$2.62	$1.39
Discontinued operations	-	$0.03	-	$0.17
Net income	$0.98	$0.58	$2.62	$1.56
Dividends paid	$0.25	$0.24	$0.74	$0.72
Weighted Average Shares:
Basic	710	709	709	709
Diluted	712	711	711	711

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Preliminary Supplemental Statistics (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in millions, except as noted)	2010	2009	2010	2009
SEGMENT INCOME (LOSS)
Exploration and Production
United States	$99	$32	$233	$(61)
International	411	459	1,211	843
E&P segment	510	491	1,444	782
Oil Sands Mining	18	25	(59)	3
Integrated Gas	41	13	109	53
Refining, Marketing and Transportation	285	158	469	482
Segment income	854	687	1,963	1,320
Items not allocated to segments, net of
income taxes
Corporate and other unallocated items	(106)	(159)	(178)	(299)
Foreign currency remeasurement of taxes	(37)	(114)	33	(180)
Gain (loss) on disposition	-	(15)	449	107
Impairments	(15)	-	(303)	-
Loss on early extinguishment of debt	-	-	(57)	-
Deferred income taxes - tax
legislation changes	-	-	(45)	-
Gain (loss) on U.K. natural gas contracts	-	(7)	-	37
Discontinued operations (a)	-	21	-	123
Net income	$696	$413	$1,862	$1,108
CAPITAL EXPENDITURES(b)
Exploration and Production
United States	$352	$403	$1,222	$1,018
International	234	113	552	472
E&P segment	586	516	1,774	1,490
Oil Sands Mining	191	267	699	834
Integrated Gas	1	-	2	1
Refining, Marketing and Transportation	273	634	839	2,007
Discontinued Operations	-	3	-	66
Corporate	13	10	27	18
Total	$1,064	$1,430	$3,341	$4,416
EXPLORATION EXPENSES
United States	$34	$23	$192	$88
International	25	32	90	93
Total	$59	$55	$282	$181
(a) Marathon’s businesses in Ireland and Gabon were sold in 2009.  All periods of 2009 have been recast to reflect these businesses as discontinued operations.
(b) Capital expenditures include changes in accruals.

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Preliminary Supplemental Statistics (Unaudited) (continued)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
E&P OPERATING STATISTICS
Net Liquid Hydrocarbon Sales (mbpd)
United States	80	63	65	64
Europe	80	76	92	87
Africa	89	83	84	87
Total International	169	159	176	174
Worldwide Continuing Operations	249	222	241	238
Discontinued Operations	-	10	-	6
Worldwide	249	232	241	244
Net Natural Gas Sales (mmcfpd)
United States	363	339	350	376
Europe (c)	99	119	104	143
Africa	442	409	399	427
Total International	541	528	503	570
Worldwide Continuing Operations	904	867	853	946
Discontinued Operations	-	-	-	22
Worldwide	904	867	853	968
Total Worldwide Sales (mboepd)
Continuing Operations	399	366	382	396
Discontinued Operations	-	10	-	9
Worldwide	399	376	382	405

Average Realizations (d)
Liquid Hydrocarbons (per bbl)
United States	$69.52	$61.07	$69.95	$50.19
Europe	80.49	70.58	79.69	60.10
Africa	69.24	60.50	69.85	49.67
Total International	74.57	65.32	75.00	54.88
Worldwide Continuing Operations	72.95	64.12	73.64	53.62
Discontinued Operations	-	67.77	-	56.27
Worldwide	$72.95	$64.27	$73.64	$53.68
Natural Gas (per mcf)
United States	$4.43	$3.63	$4.78	$3.94
Europe	7.20	4.87	6.42	4.89
Africa (e)	0.25	0.25	0.25	0.25
Total International	1.52	1.29	1.52	1.41
Worldwide Continuing Operations	2.69	2.20	2.86	2.42
Discontinued Operations	-	-	-	8.54
Worldwide	$2.69	$2.20	$2.86	$2.56
(c) Includes natural gas acquired for injection and subsequent resale of 15 mmcfd and 18 mmcfd in the second quarters of 2010 and 2009, 19 mmcfd and 20 mmcfd for the first nine months of 2010 and 2009.
(d) Excludes gains and losses on derivative instruments, including the unrealized effects of U.K. natural gas sales contracts that were accounted for as derivatives and expired in September 2009.
(e) Primarily represents fixed prices under long-term contracts with Alba Plant LLC, Atlantic Methanol Production Company LLC (AMPCO) and Equatorial Guinea LNG Holdings Limited (EGHoldings), which are equity method investees.  Marathon includes its share of Alba Plant LLC’s income in the Exploration and Production segment and its share of AMPCO’s and EGHoldings’ income in the Integrated Gas segment.

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Preliminary Supplemental Statistics (Unaudited) (continued)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in millions, except as noted)	2010	2009	2010	2009
OSM OPERATING STATISTICS
Net Synthetic Crude Oil Sales (mbpd)(f)	31	33	25	31
Synthetic Crude Oil Average	$67.83	$62.08	$69.07	$52.02
Realization (per bbl) (g)
IG OPERATING STATISTICS(h)
LNG (mtpd)	7,142	6,372	6,502	6,583
Methanol (mtpd)	1,069	1,145	1,120	1,220
RM&T OPERATING STATISTICS
Refinery Runs (mbpd)
Crude oil refined	1,263	1,019	1,166	943
Other charge and blendstocks	182	171	148	197
Total	1,445	1,190	1,314	1,140
Refined Product Yields (mbpd)
Gasoline	785	687	706	655
Distillates	439	330	392	319
Propane	27	23	24	23
Feedstocks and special products	113	75	108	66
Heavy fuel oil	28	22	24	23
Asphalt	80	70	79	70
Total	1,472	1,207	1,333	1,156
Refined Products Sales Volumes (mbpd)(i)	1,681	1,400	1,550	1,353
Refining and Wholesale Marketing
Gross Margin (per gallon) (j)	$0.0921	$0.0762	0.0636	$0.0808
Speedway SuperAmerica
Retail outlets	1,594	1,610	-	-
Gasoline and distillate
sales (millions of gallons)	869	818	2,500	2,408
Gasoline and distillate gross
margin (per gallon)	$0.1549	$0.1399	0.1363	$0.1175
Merchandise sales	$867	$842	2,430	$2,341
Merchandise gross margin	$215	$207	600	$577
(f) Includes blendstocks.
(g) Excludes gains and losses on derivative instruments.
(h) Includes both consolidated sales volume and Marathon’s share of sales volumes of equity method investees.  LNG sales from Alaska are conducted through a consolidated subsidiary.  LNG and methanol sales from Equatorial Guinea are conducted through equity method investees.
(i) Total average daily volumes of all refined product sales to wholesale, branded and retail (SSA) customers.
(j) Sales revenue less cost of refinery inputs, purchased products and manufacturing expenses, including depreciation.

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